                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                         Commission File Number 01-21617

                           NOTIFICATION OF LATE FILING

(Check One):    [ X] Form 10-K          [  ] Form 11-K           [  ] Form 20-F
                [  ] Form 10-Q          [  ] Form N-SAR          [  ] Form N-CSR

For Period Ended:                        DECEMBER 31, 2003
                 ---------------------------------------------------------------

[   ]  Transition Report on Form 10-K   [  ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form 20-F   [  ]  Transition Report on Form N-SAR
[   ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

     READ ATTACHED  INSTRUCTION  SHEET BEFORE  PREPARING  FORM.  PLEASE PRINT OR
TYPE.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant              The Quigley Corporation
                        --------------------------------------------------------

Former name if applicable
                          ------------------------------------------------------

              Kells Building, 621 Shady Retreat Road, P.O. Box 1349
              -----------------------------------------------------
            Address of principal executive office (Street and number)

City, state and zip code                    Doylestown, PA 18901
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]  (a)    The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)    The subject annual report,  semi-annual report, transition report on
     Form 10-K, 20-F,  11-K, Form N-SAR or Form N-CSR, or portion thereof,  will be filed on or before the fifteenth  calendar day following the  prescribed due date;  or the subject  quarterly  report or  transition  report on Form
     10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)    The  accountant's  statement  or  other  exhibit  required  by  Rule
     12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in reasonable  detail why Forms 10-K,  11-K, 20-F, 10-Q,
N-SAR,  N-CSR or the transition  report or portion  thereof,  could not be filed within the prescribed time period.

            The  Registrant  was  unable to file the Form  10-KSB for the period ended  December 31, 2003,  without  unreasonable  effort or expense,  due to its inability to file a complete and accurate Form 10-K by the original filing date.

                                     PART IV
                                OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

George J. Longo                      (215)                        345-0919
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(Name)                             (Area Code)                (Telephone number)

            (2) Have all other periodic reports required under Section 13 or
15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            /X/  Yes  / /  No

            (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            / /  Yes  /X/  No

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            If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             The Quigley Corporation
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date        March 30, 2004                    By: /s/ George J. Longo
     --------------------------                  -------------------------------
                                                 Name: George J. Longo
                                                 Title: Chief Financial Officer

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